Exhibit 99.1

Press Release

oti Reports Fourth Quarter and Full Year 2014 Financial Results

2014 Revenue up 16% to $23.1 Million, Driven by Strong NFC Reader Sales

Rosh Pina, Israel – March 25, 2015 – On Track Innovations Ltd. (oti) (NASDAQ: OTIV), a global provider of near field communication (NFC) and cashless payment solutions, reported financial results for the fourth quarter and fiscal year ended December 31, 2014.

Q4 2014 Operational Highlights

•	Partnered with Cubic Transportation Systems to integrate oti’s WAVE NFC device into Cubic’s NextWave mobile mass transit platform

•	Major African capital city selected EasyPark to support 300,000+ drivers

•	Launched UNO, the industry’s most compact multi-purpose NFC payment reader

•	TRIO cashless payment reader received industry-wide certification for major credit card transactions

Q4 2014 Financial Details

Revenues increased 4% to $5.5 million from the prior quarter, and decreased 12% from $6.2 million in the same year-ago period. The decrease from the year-ago period was primarily due to a decrease in sales in the U.S. market.

Gross profit was $2.5 million (46% of revenue) compared to $3.1 million (49% of revenue) in the same year-ago period. The decrease was primarily due to lower revenues and a greater mix of lower margin product sales.

Operating expenses totaled $5.0 million compared to $7.1 million in the same year-ago period. The decrease was primarily attributable to a decrease in general and administrative expenses and patent-related expenses. Q4 2013 operating expenses included an impairment and amortization of intangible assets and goodwill expenses of $826,000.

Net loss from continuing operations totaled $2.6 million or $(0.08) per share. This compares to net loss from continuing operations of $4.1 million or $(0.12) per share in the same year-ago period.

Adjusted EBITDA loss from continuing operations totaled $1.6 million compared to an adjusted EBITDA loss from continuing operations of $2.1 million in the same year-ago period (see discussion about the presentation of adjusted EBITDA from continuing operations, a non-GAAP financial measure, below).

At quarter-end, cash and cash equivalents, and short-term investments totaled $16.4 million.

2014 Financial Details
Revenues increased 16% to $23.1 million from $19.9 million in 2013. The improvement was driven by an increase in NFC reader sales in the U.S. market and WAVE NFC device sales.

Gross profit increased 3% to $11.1 million (48% of revenue) from $10.7 million (54% of revenue) in the same year-ago period. The increase was primarily due to the higher revenues, offset by greater mix of lower margin product sales.

Operating expenses totaled $20.6 million compared to $16.5 million in the same year-ago period. 2013 operating expenses were offset by $4.2 million in “other operating income, net” due to a write-off of provisions for former executives’ termination following a settlement. Excluding the “other operating income, net” in the year-ago period, 2014 operating expenses were flat despite the increase in non-cash stock-based compensation, as well as continued investment in sales and marketing resources related to the company's sales growth initiatives in new and existing markets.

Net loss from continuing operations totaled $10.2 million or $(0.30) per share compared to a net loss from continuing operations of $6.9 million or $(0.21) per share in 2013.

Adjusted EBITDA loss from continuing operations totaled $5.8 million compared to an adjusted EBITDA loss from continuing operations of $2.1 million in 2013.

Management Commentary
“The fourth quarter was consistent with our expectations as well as the outlook we provided in November,” said oti CEO Ofer Tziperman. “While at the beginning of 2014 we expected to achieve a higher growth rate than 16%, we were not in a position to anticipate the slowdown of market participation leading up to the launch of Apple Pay and industry rumors around its underlying technology possibly not being NFC-based. While we believe the future of NFC was never reliant on Apple’s decision, their adoption of NFC reaffirms the tremendous value of oti’s 20-year investment in NFC technology and supports the long-term vision shared by our partners and customers.

“Despite the delay of some related orders in the second half of 2014, interest in our industry-leading NFC readers and WAVE devices is growing globally. In fact, we have and continue to be approached by leading players in the industry, including major vending machine manufacturers and operators, as well as global channel partners.

“These major players are interested in deploying oti’s line of cashless payment readers, and are currently in various stages of testing and integration. In terms of revenue expectations, is important to note that the typical sales cycle and implementation process for a major new customer can take 12 months or longer. However, we are working diligently to convert these engagements into meaningful sales in 2015 and beyond, and this increased activity strengthens our confidence that oti will be a major player in the fast growing market for cashless payment readers.”

Conference Call
oti management will hold a conference call on Monday, March 30, 2015 at 10:00 a.m. Eastern time to discuss these results.

Investors and analysts are requested to submit questions they would like the company to address on the call. Please submit your questions to ir@otiglobal.com by tomorrow, March 26 at 4:00 p.m. Eastern time.

Date: Monday, March 30, 2015
Time: 10:00 a.m. Eastern time (7:00 a.m. Pacific time)
Listen-only U.S. dial-in: 1-877-407-0784
Listen-only international dial-in: 1-201-689-8560
Webcast: Click here

To listen to the call, dial the conference telephone number 10 minutes prior to start time. An operator will register your name and organization. If you have any difficulty connecting, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 1:00 p.m. Eastern time on the same day through April 30, 2015.

U.S. replay dial-in: 1-877-870-5176
International replay dial-in: 1-858-384-5517
Replay ID: 13604246
Webcast: Click here

Use of Non-GAAP Financial Information
This press release contains certain non-GAAP measures, namely, adjusted EBITDA from continuing operation, or adjusted earnings from continuing operation before interest, income tax, depreciation and amortization. Adjusted EBITDA from continuing operations represents earnings before interest or financing expenses, income tax, depreciation and amortization, and further eliminates the effect of share-based compensation expense and patent litigation and maintenance expenses. OTI believes that adjusted EBITDA from continuing operations should be considered in evaluating the company's operations since it provides a clearer indication of OTI’s operating results. This measure should be considered in addition to results prepared in accordance with US GAAP, but should not be considered a substitute for the US GAAP results. The non-GAAP measures included in this press release have been reconciled to the US GAAP results in the tables below.

ON TRACK INNOVATIONS LTD.

RECONCILIATION OF NON-GAAP ADJUSTMENT

The following tables reflect selected On Track Innovations Ltd, non-GAAP results reconciled to GAAP results:
 (In thousands, except share and per share data)

	Year ended December 31		Three months ended December 31
	2014	2013	2014	2013
Net income (loss)	$(9,882)	$(3,151)	$(2,339)	$370
Net income from discontinued operations	(315)	(3,777)	(274)	(4,491)
Financial expenses (income), net	577	913	180	(83)
Depreciation	1,307	1,135	348	201
Taxes on income	110	203	(92)	205
Amortization and impairment expenses	-	894	-	826
TOTAL EBITDA	$(8,203)	$(3,783)	$(2,177)	$(2,972)

Patent litigation and maintenance	$1,543	$1,351	$330	$737
Stock based compensation	875	307	233	88
TOTAL ADJUSTED EBITDA	$(5,785)	$(2,125)	$(1,614)	$(2,147)

About OTI
On Track Innovations Ltd. (oti) is a leader in contactless and NFC applications based on its extensive patent and IP portfolio. oti's field-proven innovations have been deployed around the world to address NFC and other cashless payment solutions, petroleum payment and management, cashless parking fee collection systems and mass transit ticketing. oti markets and supports its solutions through a global network of regional offices and alliances. For more information, visit www.otiglobal.com.

Safe Harbor for Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other Federal securities laws. Whenever words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions are used, the company is making forward-looking statements. Because such statements deal with future events and are based on oti’s current expectations, they are subject to various risks and uncertainties and actual results, performance or achievements of oti could differ materially from those described in or implied by the statements in this press release. Such forward-looking statements used in this press release include, but are not necessarily limited to certain expectations that the company will be able to convert its customer engagements into meaningful sales in 2015 and beyond; succeed in becoming a major player in the fast growing market for cashless payment readers. Forward-looking statements could be impacted by the effects of the protracted evaluation and validation periods in the U.S. and other markets for contactless payment cards, as well as oti’s new and existing products and our ability to execute production on orders, as well as other risks and uncertainties, including those discussed in the “Risk Factors” section and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2013, and in subsequent filings with the Securities and Exchange Commission. Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can provide no assurance that expectations will be achieved. Except as otherwise required by law, oti disclaims any intention or obligation to update or revise any forward-looking statements, which speak only as of the date hereof, whether as a result of new information, future events or circumstances or otherwise.

Investor Contact:
Scott Liolios or Matt Glover
Liolios Group, Inc.
949-574-3860
OTIV@liolios.com

Press Contact:
Inbar Ben-Hur
oti Marketing Communication Manager
inbar@otiglobal.com

ON TRACK INNOVATION LTD.

CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands, except share and per share data)

	December 31
	2014	2013
Assets
Current assets
Cash and cash equivalents	$5,351	$14,962
Short-term investments	11,048	2,601
Trade receivables (net of allowance for doubtful
accounts of $671 and $610 as of December 31, 2014
and December 31, 2013, respectively)	4,299	5,134
Other receivables and prepaid expenses	2,530	4,632
Inventories	3,703	3,477
Assets from discontinued operations - held for sale	-	3,919

Total current assets	26,931	34,725

Long term restricted deposit for employees benefit	555	623

Severance pay deposits	614	738

Property, plant and equipment, net	9,234	9,837

Deferred tax asset	47	173

Total Assets	$37,381	$46,096

ON TRACK INNOVATION LTD.

CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands, except share and per share data)

	December 31
	2014	2013
Liabilities and Equity
Current Liabilities
Short-term bank credit and current maturities
of long-term bank loans	$3,617	$3,842
Trade payables	7,306	9,255
Other current liabilities	2,656	6,299
Liabilities from discontinued operations - held for sale	-	2,956
Total current liabilities	13,579	22,352

Long-Term Liabilities
Long-term loans, net of current maturities	2,161	3,342
Accrued severance pay	1,456	1,706
Deferred tax liability	302	292
Total long-term liabilities	3,919	5,340

Total Liabilities	17,498	27,692

Commitments and Contingencies
Equity
Shareholders' Equity
Ordinary shares of NIS 0.1 par value: Authorized –
50,000,000 shares as of December 31, 2014 and
December 31, 2013; issued: 41,996,602 and 34,199,511
shares as of December 31, 2014 and December 31, 2013,
respectively; outstanding: 40,817,903 and 33,020,812 shares
as of December 31, 2014 and December 31, 2013, respectively	1,055	854
Additional paid-in capital	224,234	212,246
Treasury shares at cost - 1,178,699 shares as of December 31,
2014 and December 31, 2013.	(2,000)	(2,000)
Accumulated other comprehensive income (loss)	(800)	28
Accumulated deficit	(202,103)	(192,179)
Total Shareholder’s equity	20,386	18,949
Non-controlling interest	(503)	(545)

Total Equity	19,883	18,404

Total Liabilities and Equity	$37,381	$46,096

ON TRACK INNOVATION LTD.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW

(In thousands, except share and per share data)

	Year ended December 31
	2014	2013
Cash flows from continuing operating activities
Net loss from continuing operations	$(10,197)	$(6,928)
Adjustments required to reconcile net loss to
net cash used in continuing operating activities:
Stock-based compensation related to options and shares issued
to employees and others	875	307
Loss (gain) on sale of property and equipment	(10)	91

Amortization of intangible assets	-	81
Impairment of goodwill and intangible assets	-	813
Loss (gain) from sale and shut down of subsidiaries	(3)	231
Depreciation	1,307	1,135

Changes in operating assets and liabilities:
Accrued severance pay, net	(126)	(3,165)
Accrued interest and linkage differences	87	(166)
Deferred tax, net	108	112
Decrease (increase) in trade receivables, net	432	(765)
Decrease in other receivables and prepaid expenses	132	1,332
Increase in inventories	(334)	(11)
Decrease in trade payables	(630)	(181)
Decrease in other current liabilities	(1,263)	(3,472)
Net cash used in continuing operating activities	(9,622)	(10,586)

Cash flows from continuing investing activities
Acquisition of business operation	-	-
Purchase of property and equipment	(1,573)	(2,784)
Purchase of short term investments	(11,433)	(325)
Investment in restricted deposit for employees benefit	-	-
Proceeds from restricted deposit for employees benefit	-	3,390
Proceeds from maturity or sale of short term investments	2,967	6,549
Proceeds from sale of property and equipment	14	168
Net cash (used in) provided by continuing investing activities	(10,025)	6,998

Cash flows from continuing financing activities
Decrease in short-term bank credit, net	(25)	(1,073)
Proceeds from long-term bank loans	52	3,184
Repayment of long-term bank loans	(1,019)	(1,316)
Proceeds from issuance of shares, net of issuance expenses	10,444	-
Proceeds from exercise of options and warrants	965	968

Net cash provided by continuing financing activities	10,417	1,763

Cash flows from discontinued operations
Net cash used in discontinued operating activities	(1,430)	(1,391)
Net cash provided by discontinued investing activities	1,708	9,858
Net cash used in discontinued financing activities	(154)	(985)
Total net cash provided by discontinued operations	124	7,482

Effect of exchange rate changes on cash and cash equivalents	(505)	1

(Decrease) increase in cash and cash equivalents	(9,611)	5,658
Cash and cash equivalents at the beginning of the year	14,962	9,304

Cash and cash equivalents at the end of the year	$5,351	$14,962